COMANCHE CLEAN ENERGY

CORPORATE CODE OF ETHICS

I   - Message from the Chairman

II  - Introduction

III – Key Drivers

•	Vision
•	Mission
•	Values

IV – Code of Ethics

I – Message from the Chairman

Comanche Clean Energy’s goals extend far beyond merely using a market opportunity to make profit and create jobs. In fact, the Company was born to bring a new dimension to the responsible use of natural resources while generating renewable energy for the planet. To achieve this, the Company consistently invests in new farming and industrial technologies and has its operations supported by the pillars of sound corporate governance practices and values such as respect to environment, emphasis on people – either by ensuring their activities’ high quality and effectiveness or encouraging them to reach the best results through an ethical, transparent, prejudice-free and constructive performance.
Adherence to and compliance with this Code of Ethics, at all levels, will certainly help reinforce this commitment.

Thomas Gregg Cauchois
(Comanche Clean Energy’s Chairman)

II – INTRODUCTION

COMANCHE CLEAN ENERGY is engaged in the production and sale of renewable fuels in Brazil for consumption by both the domestic and foreign markets. We are a multinational company started by Americans highly experienced in global capital markets and emerging economies. Particularly in Brazil, we have partnered with well known and respected players in the ethanol and biofuel industry, backed by Brazilian, American and European investors.

The Code of Ethics consists of guidelines for the everyday professional conduct and fundamental ethical principles that should guide Comanche Clean Energy in its relations with employees, managers, investors and civil society.

III – KEY DRIVERS

MISSION

To be a world-class biofuel company striving to maximize resources so as to deliver a solid return on investment, contribute to Brazilian social development, and foster environmental awareness all over the world.

VISION

To be an active player in the global biofuel market, based on the best corporate governance practices and using innovative farming and industrial technologies to make a bridge between low production costs and the global capital market, thus contributing to the planet’s social and environmental sustainability.

VALUES

- Environmental awareness
- Development and social inclusion
- Corporate governance
- Respect for employees, managers, investors and the community
- Transparency

IV – CODE OF ETHICS

1. Conflict of interests

A conflict of interest exists whenever a staff member’s personal interests or activities may conflict with or override the Company’s primary interests. Conflicts of interests may arise in a variety of situations, at any hierarchical level, in any organization.

It is Comanche Clean Energy’s employees’ and managers’ responsibility to resolve any conflicts in an ethical manner, prioritizing and safeguarding the Company’s interests and respecting human rights and guarantees.

For greater clarity as to what could be perceived as a conflict of interest, situations that raise conflict of interest concerns may include, but not limit to, the following:

- Provide goods or services, directly or indirectly (i.e., through relatives, friends or related parties), to the Company. This type of transaction may be perceived as prejudicial to the Company’s interests since more favorable prices and conditions could be obtained in an arm’s length transaction.

For this type of transaction, the respective area’s manager is required to submit the transaction details, benefits for the Company and reasons for acceptance to the Chief Financial Officer (“CFO”) before actually completing the transaction.

Any existing situation prior to the implementation of this Code that has not yet been documented as indicated above should be submitted to the CFO for approval by no later than February 15, 2009, under penalty of being declared null and void.

- Act on behalf of or provide services to the Company’ competitors, either directly or indirectly. This practice is strongly discouraged by the Company and only may occur upon the Audit Committee’s approval.

- Accept or consent to the receipt of commissions, presents, gifts or any other benefits from suppliers, customers, competitors or any party related to them.

•
If the nominal gift or present value is so immaterial that it does not interfere with the employee’s or manager’s decisions, such gift or present may be accepted, provided that the employee or manager reports his/her acceptance to his/her immediate supervisor or Audit Committee. Under no circumstances, gifts, presents, commissions or other benefits of a material nominal value may be accepted.

- Fail to calculate the cost-benefit ratio to ensure that goods and services are procured at optimal prices. Procurement of goods and services should always be based on technical, professional, ethical, impartial and transparent criteria.

- Hire employees and managers that report directly or indirectly to relatives, close friends or who have any other type of involvement (economic, personal or emotional) that could potentially give rise to prejudice or privilege.

Where a potential conflict of such nature is identified, the respective area’s manager is required to report the reasons for accepting this situation and any benefits that it could bring to the Company to the CFO prior to completing the hiring procedure.

If any situation prior to the implementation of this Code exists, it should be reported in a memorandum to the CFO by no later than February 15, 2009.

In case an actual conflict exists and is not resolved in an ethical manner, all and any employee or manager is strongly encouraged by the Company to anonymously report or blow the whistle on the misconduct using the channels described in item 13.

2. Relations with employees, managers and suppliers

2.1 – Recruiting, selection and termination of employees and managers

The Company should hire employees and managers based on objective recruiting criteria that ensure that people with the qualifications and skills required for each job position – thus representing the most efficient solution for the Company – are hired and that there are neither vestiges of discrimination against persons on account of ethnic background, race, religion, social class, age, sexual orientation, physical challenge or any other attribute nor privileges in hiring practices stemming from friendship or family relationship or any other emotional or economic involvement. Equal, non-privileged treatment should be applied to all professionals, including when it comes to their performance evaluation and rewards.

The Company should follow objective evaluation and promotion criteria which are to be established in policies specifically designed for each area.

Where terminating people is necessary, the Company should do it with dignity and confidentiality and treat terminated employees or managers with respect up to the very end of the process.

2.2. – Hierarchical relationship and responsibility levels

Hierarchical relationship and responsibility levels should be defined in a previously approved organizational chart in such a way to ensure that employees and managers act in a responsible, professional, ethical, transparent and appropriate manner while performing their duties and individuals do not suffer any form of harassment, either moral or sexual, or any other arbitrary pressure or action by managers, and  any type of influence as a result of office romance between employees in different hierarchical levels that may, even though remotely, be suggestive of sexual harassment is discouraged.

Employees’ responsibility and commitment are required, irrespectively of their hierarchical level. Requirements may differ from level to level. However, employees’ responsibility and commitment should be total, whatever their hierarchical level.

2.3 – Right to privacy and use of internal communication means

Managers and employees should use exclusively the communication means provided by the Company to perform their job responsibilities. Using private communication means to perform the Company’s activities is prohibited.

Any messages generated (emails, letters etc) are the Company’s property and may be accessed at any time, however cannot be disclosed to third parties or other employees or managers, internally, except for the purposes of its activities.

The Company only permits the use of software programs and other IT equipment for which specific licenses are required and obtained.

Other technology information issues are addressed in a specific policy.

2.4 – Relations with suppliers

Suppliers should observe ethical and technical standards across all processes, including production, supply, delivery terms, product quality certification, and compliance with prevailing laws, and meet requirements such as having a positive track record in supplying to other companies and enjoying a good reputation in the market.

3. Quality of information and communications

- All information on the Company’s businesses, including, but not limited to, Business Plans, Processes, Customers, Suppliers, Finance, etc., are the Company’s property. Unauthorized disclosure thereof may cause the Company  substantial damage. Therefore, such information should be kept confidential.

Use of such information and disclosure to third parties may occur only upon the Company’s prior written consent, in situations clearly beneficial for the Company, which should be evaluated on a case-by-case basis.

- An effective communication should be established between the Company’s Shareholders, Executive Officers and Board of Directors. Reports should be prepared in an accurate and complete manner, supported by reliable sources and comply with disclosure rules and procedures established by regulatory bodies and the market.

- The communication between employees and/or managers should be guided by objectivity of understanding and presentation of facts, using a clear, appropriate language.

4. – Compliance with laws, standards and regulations

Employees and managers should act in strict conformity with prevailing laws, rules and regulations and observe any standards established by the Securities and Exchange Commission (“CVM”, in Brazil, “SEC” abroad), other regulatory bodies and the market that are applicable to the Company.

No employee or manager should commit, influence or instruct others to commit fraudulent, illicit or unethical acts.

If any questions arise, the employee or manager is required to promptly contact his/her immediate supervisor or the legal counsel for guidance.

5.	Use of the Company’s resources

It is the employee’s or manager’s responsibility to properly safeguard, protect and use the Company’s resources while performing his/her activities either within or outside the Company.

The Company’s resources should only be used to perform activities for its own benefit and may not be used for any personal purposes.

“Resources” here should be understood as any Company’s assets, such as vehicles, computers, corporate credit cards, money and even the time of employees during their working hours.

6.	Working environment

The Company commits itself to provide a safe and healthy working environment to all of its employees, managers and independent contractors working in its premises.

The Company does not use any form of child or slave labor in its activities nor does it tolerate labor under the influence of alcohol or illicit drugs.

Each employee and manager, according to his/her job responsibilities, is required to make diligent use of Individual Protective Equipment and uniforms.

The Company prohibits any form of discrimination against persons on the basis of ethnicity, race, religion, social class, age, sexual orientation, physical challenge or disability or lack of certain capacities. Rather, equal, non-privileged treatment should be applied to everyone.

7.	Environment, healthy and safety

The resources employed by the Company as part of its regular activities are in conformity with prevailing environmental laws and regulations, as well as with health and safety standards, to prevent an adverse impact on the environment.

8.	Relations with the community

The Company values a good relationship with the community in which it operates, pursues opportunities that may result in benefits for both, participates and encourages participation of its employees and managers in social projects.

9.    Safeguard and organization of records

While performing his/her job responsibilities, every employee and manager is responsible for acting based on the highest quality and reliability standards upon any issues relating to accounting, financial controls, and taxation, safeguarding, organizing and maintaining the confidentiality of documents.

Records should fairly represent the Company’s operations and events and may not contain distorted or forged information to intentionally conceal its true financial position.

Such records should be organized and maintained in accordance with the Company’s document retention policy.

10	– Relations with government agencies

The Company should be in compliance with standards set forth by tax and supervisory authorities.

The Company’s involvement with politicians and public administration bodies and any donations of funds to sponsor political campaigns should be evaluated and any unreliable opportunities should be rejected.

The Company prohibits the offering or receipt of bribes and kickbacks, whatever the circumstances.

11	– Revisions to the Code of Ethics

The Code of Ethics is a Company’s commitment to its shareholders, employees, managers, suppliers and customers as to the expected conduct in dealing with its different activities. Accordingly, the Audit Committee should pursue the continuous improvement thereof, either by including new topics/issues, as necessary, or creating policies to regulate the Company’s internal and external relations.

12	– Audit Committee

The Audit Committee’s responsibilities include:

- Ensure that Comanche Clean Energy conducts its mission within the highest ethical and moral principles of transparency, fairness, trust, honesty, quality, and efficiency;

- Discuss cases of violation of the Code of Ethics and decide on ethical questions and dilemmas involved and disciplinary actions applicable to each case;

- Discuss questions about and the interpretation of the Code of Ethics content;

- Help strengthen employees and managers’ commitment to observing the Code of Ethics.

- Deliver lectures and hold events that help increase awareness of the importance of the Code of Ethics.

- Ensure that any complaints and anonymous reports addressed to proper communication channels are kept confidential, preserving the reporting person’s identity and anonymity and preventing any form of discrimination or punishment against him.

It is the Audit Committee’s responsibility to monitor adherence to the Code of Ethics by employees and managers, which should be documented upon employees’ and managers’ signature on the Declaration of Acknowledgement attached to the Code.

13   – Communication channel for complaints and anonymous reports

All complaints and anonymous reports should be addressed to:
canalcomanche@comanche.com.br or (11) 3045-7778.  Anonymity and confidentiality are assured.

14	– Final considerations

“Half-ethics” does not exist. Therefore, the Company’s managers are required to act in strict conformity with this Code of Ethics, and provide guidance, disclose and ensure that its content is understood, assimilated and practiced by all employees, both within and outside the Company.

Any violation of the Code of Ethics should be reported to the proper Committee.

Because most of times conflicts of interests are not so obvious, any situations that may somehow raise actual or perceived conflict of interest concerns should be submitted to the Audit Committee.

Every employee and manager is encouraged to report or share his/her concerns as to the violation of prevailing laws and regulations. Similarly, he/she is encouraged to share his/her concerns about lack of effective internal controls and issues relating to internal and external audit processes.

This Code of Ethics, which becomes effective as of this date, will remain available in our intranet (www.comanche.com.br) and shall apply to employees, managers and all those who are to work with/for Comanche Clean Energy group.

DECLARATION OF ACKNOWLEDGEMENT

I hereby declare that I have read, understood and accepted the contents of Comanche Clean Energy’s Code of Ethics, which is a sine qua non for completing my hiring process, and will perform my job responsibilities in accordance with the provisions set forth therein. I am aware that any violation of/noncompliance with the provisions of this Code of Ethics by me will be subject to disciplinary actions, including, as the case may be, termination of the employee-employer relationship.

Company:

Full name:

Signature:

Position:

____/_____/____.